Exhibit 99.2

Q4 FY03 Earnings Conference Call
Thursday, July 24, 2003

Introduction

Good afternoon and thank you for participating in this call. This is Jeff Zellmer, Chief Financial Officer of SGI.

Before we begin, I’d like to remind you that the matters we are about to discuss, other than historical financial data, are forward-looking statements and are subject to the risks and uncertainties described in our SEC reports, including our Form 10Q for the quarter ended March 28, 2003. Actual results may vary.

In addition, during the course of this conference call, we may describe certain non-GAAP financial measures which should be considered in addition to, and not in lieu of, comparable GAAP financial measures. Please refer to the Investor Relations section on our website at www.sgi.com for the most directly comparable GAAP financial measures and the related reconciliation.

This conference call is open to the public and is being webcast. An audio recording of the call will be archived for seven days.

At the conclusion of our prepared remarks, we will take questions from analysts and institutional investors. With me today are:

•	Bob Bishop, SGI’s chairman and chief executive officer and
•	Warren Pratt, our chief operating officer

Bob will provide some initial comments about our business after which I’ll discuss results for Q4 and provide guidance for the first quarter. Later, Warren will provide an update on our products after which Bob will conclude with some closing remarks. Bob, Warren and I will then take your questions.

Bob Bishop’s Introductory Comments:

Our fourth quarter saw a sequential revenue increase of 11% and a return of our gross margin to the 40% mark. This, combined with tight-fisted management of accounts receivables, inventories, and cash, gave us a quarter within the guidance figures we set in April. We also executed on a reduction in headcount of approximately 400.

As a reminder, our business model is highly leveraged in that an incremental $100m of top-line revenue growth will yield a major contribution on the operating line, all else being equal. And that is precisely what we would like to achieve.

Already we are seeing strong signs that Altix, our newly introduced Linux Supercomputer, is having success in the market since its first shipment in February of this year. I will enumerate a number of these wins later in the call. And our storage architecture is continuing to gain recognition as a major productivity tool in engineering, scientific, and media workflow environments. In addition, last week we announced major across-the-board improvements in price-performance for advanced visualization products, all of which will be addressed later.

Nevertheless, we will be struggling with revenue volume until these new products fully kick-in, and are supported by a full portfolio of application software. Therefore, we will be taking continuous action to align our expenses to our revenues as the situation evolves, and are considering all of our strategic options accordingly. We will soon know the results of our Convertible Note Exchange Offer, and this will be an additional factor in the evaluation of the scenarios going forward.

Jeff Zellmer’s Summary of Q4 Results and Guidance

Let me review our final results for the quarter ended June 27, 2003 on a more detailed basis.

Revenue for Q4 was $240 million, compared with $217 million for the previous quarter.

From a mix standpoint, product and service revenue was 42% from servers, which includes our storage, high-end server, and graphics businesses; 37% from professional and customer services; 15% from workstations and 6% from other, primarily our Alias software business. Geographically, the Americas contributed 66% of revenue; Europe 26%; and the rest of the world 8%.

Gross margin for Q4 FY03 increased to 40.3%, compared with 37.1% for the previous quarter, primarily as a result of higher revenue.

Our GAAP operating expenses for the fourth quarter were $131 million compared with $128 million for the previous quarter. This includes a $10.1 million restructuring charge resulting from our Q4 headcount reduction; a non cash impairment charge of $2.5 million resulting from the write-down of our Swiss manufacturing facility to a net book value of $11 million and a $5.7 million reduction in estimated accrued liabilities. Excluding these amounts, non-GAAP operating expenses were $124 million compared with $125 million from the previous quarter. The non-GAAP operating loss for Q4 FY03 was $27.6 million, compared with $44.7 million from the previous quarter.

The company’s net benefit for income taxes for the quarter was $11.9 million. This benefit resulted primarily from decreases in the company’s expected tax liabilities with respect to audits in various jurisdictions worldwide. The net benefit for the year of $26.3 million resulted from the reassessment of our global tax exposures related to prior fiscal years. No benefit was recorded in either the quarterly or annual tax provision for our fiscal year 2003 loss.

SGI’s fourth-quarter net loss, on a GAAP basis was $36.6 million or $0.18 per share compared with $35.0 million or $.17 per share for the third quarter.

Headcount was 3,714 at year-end, compared with 4,015 for the previous quarter...

DSO for Q4 was 50 days, which was down 7 days from last quarter.

As of June 27, 2003 unrestricted cash, cash equivalents, and marketable investments were $141 million, which was flat from the previous quarter. Our restricted cash balance at June 27, 2003 included $20 million deposited as cash collateral for letters of credit outstanding under our asset-based line of credit. This represents a $15 million reduction in cash restricted for this purpose as a result of the terms under which this line was renewed in April. We were not in compliance with the EBITDA covenant of this facility. We are currently discussing with the lender a waiver of this covenant and believe a waiver will be obtained.

Revenue for fiscal year 2003 was $962 million. This is down from $1.3 billion in the prior fiscal year. Net loss for the year was $130 million or $0.64 per share compared with $46 million or $.24 per share from the previous year.

As you know, we have for the past several months been engaged in a process to restructure our $230 million of convertible bonds that mature in September 2004. The current status of this process is that we received tenders of 71% of the outstanding bonds as of July 14. We have extended the offer until August 1st, and are continuing our dialogue with the bondholders in an effort to achieve the minimum 85% level.

As for guidance, let me begin by saying that we are not yet prepared to give financial guidance for the full year of FY04. The objectives remain: to support our current revenue base, to invest in growth areas like our Altix product family, to continue to resize the company to match our expected revenue run rate, and especially to keep a close eye on our cash resources.

With that said, we are forecasting revenue for the first quarter in the range of $200 million to $210 million, reflecting a characteristic seasonal downturn from our Q4 revenues. We expect gross margin percentage for Q1 to be about flat from Q4, and operating expenses, without restructuring or other charges, to be reduced to approximately $118 million. We also expect later in the quarter to announce further restructuring activities with the goal of bringing our operating expense run rate below $100 million per quarter. We are not prepared today to comment on the details of this restructuring, including the size of the restructuring charge. The scope of the restructuring could have an impact on our actual Q1 revenue performance, as could uncertainties relating to the outcome of the exchange offer.

We expect to consume about $40 million in cash this quarter. Cash conservation continues to be a priority for us.

Looking beyond Q1, we expect to see a characteristic seasonal revenue rebound and improved profitability in Q2. But until we finalize and announce our restructuring plan we are not prepared to provide more detailed guidance for the year.

Warren Pratt’s Product Update

In our 4th quarter, we continued to deliver on the product transformation strategy we had outlined late last year, which was to lower our price-points and increase performance on our UNIX line, while simultaneously introducing the new Altix Linux-based systems into the market. This April, we introduced the mid-range Origin 350 server and Onyx 350 visualization systems, providing scientists, engineers and media professionals with our advanced shared-memory architecture at price points below twenty-five and thirty-five thousand dollars respectively.

The 350 platform also forms the basis for our new Onyx4 UltimateVision, which we shipped in limited volumes in our 4th quarter to developers and formally announced on July 14th. With Onyx4, SGI has introduced a visualization system based on industry-standard graphics processing cards, combined with SGI-developed hardware and software. The result is striking, with an 8 times performance boost at 1/5th of the price compared to our previous-generation systems. Customers like Los Alamos Labs have already purchased large Onyx4 systems to solve their most complex and challenging problems. Because Onyx4 is compatible with previous generations of Onyx systems, our customers can leverage their existing applications while also taking advantage of the dramatic performance increase and cost decrease that is inherent in this groundbreaking new architecture.

In the June quarter we also released to developers the new Silicon Graphics Tezro workstation, which was announced on July 14th along with Onyx4. These new 64-bit quad-processor systems represent the most advanced workstations on the market today, and like the Onyx4 feature greatly improved price-performance over previous-generation systems. Tezro is aimed at the traditional strike-zone of SGI power users in the technical and creative markets, and partners like discreet have announced a suite of applications that take advantage of the quad-processing, digital media and visualization capabilities of the system. The press has already hailed Tezro as “a significant step toward the smaller, faster, better future of graphics workstations”. We couldn’t agree more.

Our third technology platform in addition to high-performance computing and visualization is storage. Our storage strategy centers around our software added-value, not simply reselling disk arrays. We are targeting customers who need to manage large amounts of data in an environment that includes systems from multiple vendors, not just SGI. This means we will be continuing to work with partners such as LSI Logic and Brocade to combine their hardware with our storage software to produce SAN and NAS solutions that allow customers to manage large amounts of data. We’ve recently announced support for Linux and IBM AIX in addition to Solaris, Windows and SGI IRIX. This strategy is working well for us, with our storage growing year on year and customers like Pittsburgh Supercomputing Center purchasing our systems to manage Petabytes of data. We also shattered the speed records for backing up and restoring 10TB of data; beating the old record held by Hewlett Packard by nearly 300%.

In May, we hosted our developer conference in San Jose, which brought together SGI engineers and executives with IRIX and Linux developers from around the world. In June, we held a Technical User Conference in Mountain View, which saw the inauguration of a formal SGI User Group with luminaries from customers such as NASA, Manchester University and Dutch supercomputing center SARA hosting sessions on a wide range of topics. These conferences were extremely well received and we gained much insight from our customers and developers.

Simply put, our strategy across the product line is to harness the strong momentum we have with Altix while providing improved price-performance and a stable pathway for our UNIX customers. We’ll also continue to upgrade our storage solutions in Q1, with new SAN and NAS products. We intend to continue our progress in combining the stability and performance levels of proprietary UNIX systems while adopting industry standards and an open architecture that leverages commodity components where possible. Our new product line-up is a clear indication that we’re listening to our customers, we’re working closely with our partners and we’re maintaining a sharp focus on high value and differentiation in our product line.

Bob Bishop’s Concluding Remarks:

The ALTIX Linux Supercomputer line has shattered many performance records since it was announced, and recently received “Linux Product of the Year” award from Linux Journal, etc. We first aimed the product at the university, research lab, and national supercomputing environments, in the absence of significant certified application software availability. Our wins in this area include:

NATIONAL SUPERCOMPUTING CENTERS: Taiwan, Holland, Poland, and England.

UNIVERSITIES: Minnesota, Washington, New Brunswick, South Florida, Georgia Tech, Wichita State, Southern California, Tokyo, Kyoto, Tsukuba, Beijing, Queensland, and the Indian Institute of Science Cambridge, Loughborough, Eindhoven, Linz, Valencia, and the Czech Academy of Sciences

RESEARCH LABS: Oak Ridge, Pacific NorthWest, Naval Research, Jet Propulsion Labs, National Cancer Institute Center, Center for Biological Sequencing (Denmark), and Glaxo Smith Kline

Lastly, we now have more than 50 third party software application packages certified on the Altix machine, and are beginning therefore to enter the industrial accounts, including: Boeing, 3M, Motorola, Mazda, MHI, Tata Engineering, Marathon Oil, and the French oil company Total-Elf-Fina.